EXHIBIT 10.2

CONTRIBUTION AGREEMENT

BY AND AMONG

PRIP 6700, LLC,

a Delaware limited liability company,

JTL PROPERTIES, LLC,

a Missouri limited liability company.

AND

PARK HILL PARTNERS I, LLC,

a Missouri limited liability company

As of April 7, 2008

TABLE OF CONTENTS

ARTICLE 1 CONTRIBUTION AND ISSUANCE OF MEMBERSHIP INTEREST		1
1.1	Agreement to Contribute in Exchange for Membership Interest	1
1.2	Company Property	1
1.3	Property Defined	2
1.4	Title to the Property	2
1.5	Use of Contribution	3
1.6	Payment of Contribution	3

ARTICLE 2 CLOSING		3
2.1	Time and Place	3
2.2	JTL’s Obligations at Closing	3
2.3	Paladin’s Obligations at Closing	4
2.4	Company Income and Expenses	4
2.5	Closing Costs	5
4.8	Certain Tax Definitions	5

ARTICLE 3 REPRESENTATIONS, WARRANTIES AND COVENANTS		6
3.1	Representations and Warranties of JTL Primarily Relating to the Membership Interest and the Company	6
3.2	Representations and Warranties of JTL Primarily Relating to the Property	10
3.3	Survival of JTL’s Representations and Warranties	13
3.4	Representations and Warranties of Paladin	13
3.5	Survival of Paladin’s Representations and Warranties	13
3.6	Indemnification by JTL	14

ARTICLE 4 COMMISSIONS		14
4.1	Representation and Indemnity	14
4.2	Survival	15

ARTICLE 5 MISCELLANEOUS		15
5.1	Assignment	15
5.2	Notices	15
5.3	Modifications	16
5.4	Calculation of Time Periods	16
5.5	Successors and Assigns	16
5.6	Entire Agreement	16
5.7	Further Assurances	17
5.8	Counterparts	17
5.9	Severability	17
5.10	Applicable Law	17
5.11	No Third Party Beneficiary	17
5.12	Exhibits and Schedule	17
5.13	Captions	18

- i -

5.14	Construction	18
5.15	Survival	18
5.16	Time of Essence	18

- ii -

CONTRIBUTION AGREEMENT

THIS CONTRIBUTION AGREEMENT (this “Agreement”) is made as of April 7, 2008 (the “Effective Date”), by and among PRIP 6700, LLC, a Delaware limited liability company (“Paladin”), JTL PROPERTIES, LLC, a Missouri limited liability company (“JTL”), and PARK HILL PARTNERS I, LLC, a Missouri limited liability company (the “Company”).

WITNESSETH:

ARTICLE 1

CONTRIBUTION AND ISSUANCE OF MEMBERSHIP INTEREST

1.1 Agreement to Contribute in Exchange for Membership Interest. Subject to the terms and conditions hereinafter set forth, Paladin agrees to contribute to the Company in cash on the Closing Date the sum of One Million Fifty Thousand and No/100 Dollars ($1,050,000.00) (the “Contribution”), in exchange for a 49% membership interest in the Company as set forth in the Restated Operating Agreement (as hereinafter defined) (collectively, the “Membership Interest”).

1.2 Company Property. JTL represents and warrants to Paladin that the Company owns the following:

(a) that certain tract or parcel of land located in Jackson County, Missouri, and more particularly described on Schedule1.2(a), attached hereto and by this reference made a part hereof (the property described in this clause (a) being herein referred to as the “Land”), together with any rights, easements and appurtenances pertaining to the Land;

(b) the structures and other improvements (if any) on the Land (the property described in this clause (b) being herein referred to as the “Improvements”, and the Land and the Improvements being hereinafter sometimes collectively referred to as the “Real Property”);

(c) all of the right, title and interest in, to and under all tangible personal property upon the Land or within the Improvements, including specifically, without limitation, appliances, equipment, furniture, carpeting, draperies and curtains, tools and supplies, and other items of tangible personal property owned by the Company and used exclusively in connection with the ownership, use, maintenance or operation of the Land and the Improvements, and including those items of tangible personal property identified on Schedule 1.2(c), attached hereto and incorporated herein by this reference, but excluding (i) personal property owned by tenants under the Leases, (ii) any equipment installed by, or in connection with, any telecommunication or utility provider and which is owned by any party other than the Company, and (iii) any items leased to the Company (the property described in this clause (c), other than the excluded items, being herein referred to collectively as the “Tangible Personal Property”).

(d) all of the right, title and interest as landlord or lessor in, to and under all agreements listed and described on Schedule1.2(d) (the “Rent Roll”) attached hereto and made a part hereof, pursuant to which any portion of the Land or Improvements is used or occupied by anyone other than the Company (the property described in this clause (d) being herein referred to collectively as the “Leases”);

(e) all right, title and interest as the owner in, to and under (i) the contracts listed and described on Schedule 1.2(e) (the “Service Contracts”) attached hereto and made a part hereof, (ii) all existing warranties and guaranties issued to or inuring to the benefit of the Company in connection with the Improvements or the Tangible Personal Property, and (iii) all governmental permits, licenses and approvals, if any, belonging to or inuring to the benefit of Company and pertaining to the Real Property or the Tangible Personal Property (the property described in this clause (e) being sometimes herein referred to collectively as the “Intangible Property”.

1.3 Property Defined. The Land, the Improvements, the Leases and the Intangible Property are hereinafter sometimes referred to collectively as the “Property.”

1.4 Title to the Property. At Closing, JTL covenants that the Company shall hold good, marketable and indefeasible title to the Property subject only to the following matters (the “Permitted Exceptions”):

(a) the lien of all ad valorem real estate taxes and assessments not yet due and payable as of the Closing Date, subject to proration and adjustment as herein provided;

(b) the rights of tenants, as tenants only, under the Leases described in the Rent Roll;

(c) the matters set forth in Schedule 1.4(a), attached hereto and by this reference made a part hereof;

(d) the documents evidencing and securing the $4,250,000.00 mortgage loan held by the Federal Home Loan Mortgage Corporation currently encumbering the Property (the “Existing Financing”).

It shall be a condition to Paladin’s obligation to close this transaction that First American Title Insurance Title Company (the “Title Company”) shall have issued the Title Policy to the Company (or unconditionally committed to issue the Title Policy to the Company upon receipt of the title insurance premium therefor). “Title Policy” means an extended coverage American Land Title Association (ALTA) Form 1992 Owner’s Policy of Title Insurance insuring the Company’s continuing fee simple title to the Real Property, in the amount of $5,200,000.00 with the standard exceptions and the creditor’s rights exclusion deleted, and including the endorsements set forth in Schedule 1.4(b), attached hereto and by this reference made a part hereof.

1.5 Use of Contribution. The Contribution shall be paid, used and allocated as follows: (i) Fifty Thousand Dollars ($50,000.00) shall be retained by the Company to be used for the certain capital improvements and repairs to the Property that have previously been agreed upon by JTL and Paladin; (ii) an additional Fifty Thousand Dollars ($50,000.00) be used to fund the closing costs of the Company contemplated by Section 2.5(a) and any additional closing cost for the transaction contemplated by this Agreement and agreed to in writing by Paladin, with any surplus to be retained by the Company for working capital needs, and (iii) the remaining Nine Hundred Fifty Thousand Dollars ($950,000.00) shall be distributed to JTL.

1.6 Payment of Contribution. The Contribution shall be payable in full at Closing in cash by wire transfer of immediately available federal funds to the proper bank account of the Company designated in writing to Paladin prior to the Closing.

ARTICLE 2

CLOSING

2.1 Time and Place. The consummation of the transaction contemplated hereby (“Closing”) shall be held on or before April 7, 2008 at such place and time as JTL and Paladin shall mutually approve in writing. The date on which the Closing is scheduled to occur hereunder (or, if earlier, the date on which Closing occurs) is sometimes referred to herein as the “Closing Date”.

2.2 JTL’s Obligations at Closing. At Closing, JTL shall:

(a) deliver to Paladin such duly executed instruments of redemption as Paladin shall reasonably request to evidence the redemption by the Company of membership interests of JTL and the Dino Agnos Trust (the “Existing Members”) in the Company equal to the Membership Interest;

(b) execute and deliver to Paladin an Amended and Restated Operating Agreement of Park Hill Partners I, LLC (the “Restated Operating Agreement”) in the form attached hereto as Schedule 2.2(b);

(c) deliver to Paladin written resignation from any manager or officer of the Company other than JTL as the manager of the Company;

(d) execute and deliver to Paladin a closing statement, prepared by JTL and approved by Paladin, consistent with the terms of this Agreement;

(e) execute and deliver to Paladin such evidence as Paladin’s counsel and/or the Title Company may reasonably require as to the authority of the person or persons executing documents on behalf of the Existing Members;

(f) cause its counsel to issue an opinion in form and substance satisfactory to Paladin and its counsel that the execution, delivery and consummation of the transaction contemplated by this Agreement and the issuance to Paladin of the Membership Interest by the Company will not result in a breach or violation of the provisions of the Existing Financing.

(g) execute and deliver or cause to be executed and delivered to the Title Company a title insurance affidavit, in form and content reasonably satisfactory to Paladin and the Title Company and sufficient for the Title Company to issue the Title Policy, which title insurance affidavit shall include, without limitation, all matters necessary to cause the Title Company to issue a non-imputation endorsement and a Fairway endorsement in form and substance satisfactory to Paladin in its sole discretion.

2.3 Paladin’s Obligations at Closing. At Closing, Paladin shall:

(a) deliver to the Company the full amount of the Contribution in immediately available federal funds wire transferred to an account designated in writing as set forth in Section 1.6;

(b) execute and deliver to JTL such evidence as JTL’s counsel and/or the Title Company may reasonably require as to the authority of the person or persons executing documents on behalf of Paladin;

(c) execute and deliver to JTL a closing statement, prepared by JTL and approved by Paladin, consistent with the terms of this Agreement; and

(d) execute and deliver the Restated Operating Agreement.

2.4 Company Income and Expenses. Except as otherwise expressly provided in this Agreement, it is the intent of JTL and Paladin that all items of income and expense attributable to the Company prior to April 1, 2008 (the “Cut-Off Date”) inure to the Existing Members and that all items of income and expense attributable to the Company on and after the Closing Date inure to the members under the Restated Operating Agreement. JTL and Paladin agree to make any financial adjustments between themselves after the Closing so as to give effect to such intent. In furtherance of such intent the following provisions shall apply:

(a) JTL shall cause the Company to pay in full prior to the Closing all leasing commissions and locators’ and finders’ fees, if any, due to leasing or other agents (pursuant to a contractual arrangement with the Company) for each Lease entered into by the Company prior to the Closing Date promptly when due. Trade payables in the nature of open accounts payable to trade vendors or suppliers and all other accounts payable which have accrued prior to the Closing Date shall be the obligation of the Existing Members.

(b) Unpaid and delinquent rent collected by the Company after the date of Closing shall be delivered as follows: (a) if the Company collects any unpaid or delinquent rent for the Property relating to the Cut-Off Date and any period thereafter, the Company shall distribute any such rent pursuant to the provisions of the Restated Operating Agreement, and (b) if the Company collects any unpaid or delinquent rent from the Property relating to the period prior to the date of Closing, the Company shall, within fifteen (15) days after the receipt thereof, deliver to JTL any such rent which the Existing Members are entitled to hereunder. JTL and Paladin agree that all rent received by the Company after the Closing shall be applied first to current rentals and then to delinquent rentals, if any, in inverse order of maturity. The Company will make a good faith effort after Closing to collect all rents in the usual course of the Company’s operation of the Property, but the Company will not be obligated to institute any lawsuit or other collection procedures to collect delinquent rents.

(c) The provisions of this Section 2.4 shall survive Closing.

2.5 Closing Costs.

(a) The Company shall pay the fees of counsel representing JTL and the fees of counsel representing Paladin in connection with this transaction and the premium for the Title Policy.

(b) Except as otherwise provided herein, all other costs and expenses incident to this transaction and the closing thereof shall be paid by the party incurring same.

2.6 Certain Tax Definitions.

(a) For purposes of this Agreement, the following terms have the following meanings:

(1) “Tax” means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, natural resources, customs, duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not, and including any express or implied obligation of the Company to indemnify or otherwise assume or succeed to the Tax liability of any other Person.

(2) “Tax Return” means any return, declaration, report, claim for refund, information return, or other document, including any related or supporting schedule, statement, information or attachment, and including any amendment thereof filed or required to be filed in connection with the determination, assessment or collection of Taxes of any party or the administration of any laws, regulations or administrative requirements relating to any Taxes.

(b) The provisions of this Section 2.6 shall survive Closing

ARTICLE 3

REPRESENTATIONS, WARRANTIES AND COVENANTS

3.1 Representations and Warranties of JTL Primarily Relating to the Membership Interest and the Company. JTL hereby represents and warrants to, and covenants with, Paladin as of the Effective Date and as of the Closing Date, that:

(a) Authority of JTL. Neither the execution and delivery of this Agreement nor any other documents executed and delivered, or to be executed and delivered, by JTL in connection with the transactions described herein, will violate any material agreements, regulations, or laws to or by which the Company or JTL is bound.

(b) Organization and Authority of the Company. The Company has been duly organized and is validly existing and in good standing as a limited liability company under the laws of the State of Missouri. The person signing this Agreement on behalf of the Company is authorized to do so. Neither the execution and delivery of this Agreement nor any other documents executed and delivered, or to be executed and delivered, by the Company in connection with the transactions described herein, will violate (i) any provision of the Company’s organizational documents; or (ii) any material agreements, regulations, or laws to or by which the Company is bound. This Agreement has been duly authorized, executed and delivered by the Company.

(c) Ownership of Membership Interest. The Existing Members are the only member in the Company and collectively own one hundred percent (100%) of the outstanding membership interests in the Company free and clear of any and all liens, encumbrances, pledges and other similar interests. There are no managers or members in the Company other than the Existing Members. Upon the issuance of the Membership Interest to Paladin, Paladin shall own the Membership Interest in the Company free and clear of any and all liens, encumbrances, pledges or other interests.

(d) Authority to Transfer Membership Interest. JTL has full right and authority to enter into this Agreement and to cause the Company to issue the Membership Interest to the Paladin. No documents relating to the Company or the Membership Interest prohibit or restrict the Company’s right to issue the Membership Interest to Paladin.

(e) Membership Interest Documents and Files. JTL has made and shall make available to the Paladin for inspection a true, correct and complete copies of all material documents and reports relating to the Membership Interest, the Company and the Property. JTL has delivered to Paladin true correct and complete copies of all documents and other items set forth on Schedule 3.1(e).

(f) Assets and Liabilities. At the time of the Closing, the only material assets of the Company will be the Property. To JTL’s knowledge, the Company has no liabilities (contingent or otherwise), other than as set forth on Schedule 3.1(f), attached hereto and by this reference made a part hereof.

(g) Taxes and Tax Returns. All Tax Returns required to be filed by, on behalf of or with respect to the income, assets or operations of, JTL and the Company have been timely filed with the appropriate taxing authorities in all jurisdictions in which such Tax Returns are required to be filed, and all such Tax Returns were accurate and complete in all material respects. As of the date hereof, (i) all Taxes payable by, on behalf of or with respect to the income, assets or operations of, JTL and the Company have been fully and timely paid, and (ii) adequate reserves or accruals for Taxes have been provided with respect to any period for which Tax Returns are not yet due and have not yet been filed. Neither JTL nor the Company has executed or filed with the Internal Revenue Service or any other taxing authority any agreement, waiver or other document or arrangement extending or having the effect of extending the period for assessment or collection of Taxes (including, but not limited to, any applicable statute of limitation), and no power of attorney with respect to any Tax matter is currently in force with respect to JTL or the Company.

(h) No Defaults. JTL has performed all obligations required to be performed by it under the Operating Agreement for Park Hill Partners I, LLC, dated June 23, 2006 (the “LLC Agreement”) and is not in breach or default of any provisions of the LLC Agreement. No action or legal proceeding is pending or threatened against the Company or any of the Existing Members relating to the Membership Interest or the Company.

(i) Employment Matters. The Company has no employees and has never had any employees.

(j) Insurance. Schedule 4.1(j), attached hereto and by this reference made a part hereof, lists each insurance policy maintained by the Company with respect to its properties, assets and business. All of such insurance policies are in full force and effect, and the Company is not in default with respect to its obligations under any of such insurance policies and has not received any notification of cancellation of any of such insurance policies. Furthermore, neither JTL nor the Company has received any written notice from any insurance company or board of fire underwriters of any defect or inadequacies in or on the Real Property or any part or component thereof that would materially and adversely affect the insurability of the Real Property or cause any material increase in the premiums for insurance on the Real Property, and that have not been cured or repaired.

(k) No Option or Right of First Refusal. There exists no option, right of first refusal, letter of intent, agreement to sell, or other similar right with respect to the issuance of the Membership Interest.

(l) Compliance with Laws. To JTL’s knowledge, (i) the Company is in compliance in all material respects, and has received no written notice that it is not in compliance in any material respect, with any statute, law, ordinance, rule, regulation, judgment, order, decree, governmental permit or other governmental authorization or approval applicable to it or to the business of the Company, and (ii) all governmental authorizations or approvals material for the ownership and operation of the Property have been duly and lawfully obtained and are in full force and effect. There are no proceedings pending or, to the knowledge of JTL, overtly threatened which may result in the revocation, cancellation or suspension, or any materially adverse modification, of any thereof. Neither the Company nor JTL has received notice of any alleged violation of any applicable statute, law, ordinance, rule, regulation, judgment, order, decree, governmental permit or other governmental authorization or approval necessary for the conduct of the business of the Company or for the ownership and operation of the Property by the Company.

(m) No Consent. No consents, approvals, waivers, permits or authorizations from any governmental authority or Person not a party hereto (including, without limitation, any lender to the Company or JTL) are required to be obtained or made by JTL in connection with the execution, delivery and performance of or compliance by JTL with this Agreement or any of the closing documents or the consummation by JTL of the transaction contemplated hereby.

(n) Single Purpose Entity. The Company: (a) was formed or organized solely for the purpose of owning the Property; (b) has not engaged and shall not engage in any business unrelated to the Property; (c) does not have any material assets other than its interest in the Property; (d) has and shall have its own books and records separate and apart from any other person or entity, and (e) holds and shall hold itself out as a legal entity, separate and apart from any other person or entity. The only business or commercial activities conducted by the Company since its formation are the operation, ownership or management of the Property.

(o) No Subsidiaries or Interests; No other Participants. The Company has no interest, direct or indirect, and has no commitment to purchase any interest, direct or indirect, in any corporation or in any partnership, joint venture or other business enterprise or entity. The Company has no subsidiaries, and no business of the Company is carried on or conducted through any direct or indirect subsidiary or affiliate of the Company. The Company has never (i) merged with any entity, (ii) acquired any entity, or (iii) acquired any interest in any entity, including by reason or virtue of any business transaction involving any merger, “roll-up,” consolidation, reorganization, recapitalization, restructuring or any other type of transaction. Neither JTL nor the Company has any obligation to make any payment to any party with respect to any promoted or participation interest, or any similar payment, arising from the Company or any partnership, joint venture or other business enterprise or entity to which the Company now has or has had any direct or indirect interest.

(p) Loans to or from Officers, Directors, Shareholders or Employees. The Company does not have outstanding any loans, advances or other indebtedness incurred by any member, officer, or employee of the Company or any member of their respective families, and there are no loans or advances made to the Company by or indebtedness incurred by the Company to any member, officer or employee of the Company or any member of their respective families

(q) Contracts and Commitments. Except as expressly set forth on Schedule 3.1(q) attached hereto and by this reference made a part hereof (each, a “Contract”) and except for the Leases and the Service Contracts, to JTL’s knowledge, the Company is not a party to or bound by, whether written or oral, any:

(1) (i) contract for the employment of any officer, individual employee, or other person or entity on a full-time, part-time, consulting or other basis or (ii) agreement relating to loans to or from JTL or any manager, member, affiliate or any other person or entity;

(2) agreement or indenture relating to the borrowing of money or to the mortgaging, pledging or otherwise placing a lien on or security interest in any asset or group of assets of the Company, JTL or any manager, member, affiliate or any other person or entity;

(3) guarantee of any obligation for borrowed money or otherwise;

(4) agreement with respect to the lending or investing of funds;

(5) lease or agreement under which it is lessee of or holds or operates any property, real or personal, owned by any other party;

(6) lease or agreement under which it is lessor of or permits any third party to hold or operate any property, real or personal, owned or controlled by it;

(7) assignment, license, indemnification or agreement with respect to any form of intangible property, including any patent, trademark, trade name, copyright, know-how, trade secret or confidential information;

(8) contract or group of related contracts with the same party for the purchase or sale of products or services or for future expenditures of the Company; or

(9) any other oral or written agreement of any kind.

The Company has performed all obligations required to be performed by it in all respects and is not in default under or in breach of nor in receipt of any claim of default or breach under any Contract, and no event has occurred which with the passage of time or the giving of notice or both would result in a default, breach or event of noncompliance under any Contract and would allow any other party to Contract to terminate, modify or accelerate any rights under any such agreement.

(r) Bank Accounts. Schedule 3.1(r), attached hereto and by this reference made a part hereof, sets forth a complete and accurate list of each bank or financial institution in which the Company has an account or safe deposit box (giving the address and account numbers) and the names of the Persons authorized to draw thereon or who have access thereto.

(s) Existing Financing Documents. Schedule 3.1(s) attached hereto sets forth a list of all loan documents which evidence and secure the Existing Financing, each of which is in full force and effect, and no material default by JTL, or, to JTL’s knowledge, by any other party exists under any provision thereof. The consummation of the transaction contemplated herein and the issuance of the Membership Interest to Paladin does not violate the provisions of the Existing Financing Documents or require the consent of the holder of the Existing Financing.

(t) Financial Status of JTL and the Company. Each of JTL and the Company is solvent, has not made a general assignment for the benefit of its creditors, and has not admitted in writing its inability to pay its debts as they become due. Neither JTL nor the Company has filed, nor does either JTL or the Company contemplate the filing of, any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings, or any other proceeding for the relief of debtors in general, nor has any such proceeding been instituted by or against JTL or the Company, nor is any such proceeding to JTL’s knowledge threatened or contemplated. The transaction contemplated herein will not render JTL or the Company insolvent.

3.2 Representations and Warranties of JTL Primarily Relating to the Property. JTL hereby represents and warrants to, and covenants with, Paladin as of the Effective Date and as of the Closing Date:

(a) Pending Actions. No action, suit, arbitration, administrative or judicial proceeding, or unsatisfied order or judgment is pending or, to JTL’s knowledge, threatened against JTL or the Company.

(b) Condemnation. Neither JTL nor the Company has received notice of, and, to the best of JTL’s knowledge, there is not, any pending, threatened or contemplated action by any governmental authority or agency having the power of eminent domain, which might result in any part of the Property being taken by condemnation or conveyed in lieu thereof or concerning the widening, change of grade or limitation on the use of streets abutting the Property. JTL shall, promptly upon JTL’s or the Company’s receiving any such notice or learning of any such contemplated or threatened action, give Paladin written notice thereof.

(c) No Assessments. To JTL’s knowledge, no assessments have been made against any portion of the Property which are unpaid (except ad valorem taxes for the current year, if any, that are not currently due and payable), whether or not they have become liens; and JTL shall notify Paladin upon JTL’s or the Company’s learning of any such assessments. Neither JTL nor the Company has filed any pending notices of protest against real property tax assessments with respect to the Real Property, nor has JTL or the Company engaged anyone to file such a protest (other than protests which have been concluded). Except for the Permitted Exceptions, JTL does not have any knowledge of any pending or threatened liens, special assessments, or impositions against the Property by any governmental or public authority.

(d) Leases and Rent Roll. The Company is the lessor or landlord under the Leases. To JTL’s knowledge, the information contained in the Rent Roll is true and correct in all material respects as of the date thereof. Except as set forth in the Rent Roll, there are no other leases or occupancy agreements affecting the Property (other than such Leases, if any, as may have been entered into in the ordinary course of business since the date of the Rent Roll). Except as otherwise set forth in the Rent Roll, no rent concessions have been given to any tenants that would be applied against rent after the Closing, and except for rent paid in advance by tenants in advance for the month in which the Closing occurs, no rent has been paid in advance by any tenants respecting a period subsequent to the Closing. Except as set forth in the Rent Roll, no tenant is in material default under its Lease, and, to JTL’s knowledge, the Company is not in material default under any of the Leases.

(e) Existing Agreements; Service Contracts.There are no management, service, supply, equipment rental and similar agreements to which the Company is a party affecting the Property other than the Service Contracts. Those Service Contracts which have been or will be delivered by JTL to Paladin are true, correct and complete in all material respects and include any material amendments or modifications thereto. To JTL’s knowledge, the Company is not in default with respect to its obligations or liabilities under any of the Service Contracts. Other than the Leases, the Service Contracts and the Permitted Exceptions, there are no leases, ground leases, service contracts, maintenance contracts, management agreements or other agreements or understandings, whether oral or written, relating to the Property to which JTL or the Company is a party or by which JTL or the Company is bound that will be binding on the Company, Paladin or the Property on or after the Closing Date. JTL has delivered to Paladin true correct and complete copies of all documents and other items set forth on Schedule 3.2(e)

(f) Environmental Matters. Except as may be set forth in those environmental reports and other matters, if any, identified on Schedule 3.2(f) (collectively, the “Environmental Reports”), (i) neither JTL nor the Company has received any written notice from any governmental authority, neighboring property owner or other party asserting any violation of Environmental Laws related to the Property which has not been cured or corrected as of the Effective Date, (ii) neither JTL nor the Company has commissioned any study or investigation relating to the presence or absence of Hazardous Materials on the Property, (iii) to JTL’s knowledge, no areas on the Property exist where Hazardous Materials have been generated, disposed of, released or found, (iv) neither JTL nor the Company has any knowledge of the existence of any areas for the storage or disposal of any Hazardous Materials on the Property, (v) to JTL’s knowledge, there are no storage tanks located on the Property, either above or below ground, or any underground pipes or lines on the Property, and the Property previously has not been used as a landfill or as a dump for garbage or refuse and (vi) and (vi) JTL has no knowledge of an Mold Condition affecting the Property. The term “Environmental Laws” as used herein includes without limitation the Resource Conservation and Recovery Act and the Comprehensive Environmental Response, Compensation, and Liability Act and other federal laws governing the environment as in effect on the date of this Agreement together with their implementing regulations as of the date of this Agreement applicable to the Property, and all applicable state, regional, county, municipal and other local laws, regulations and ordinances that are equivalent or similar to the federal laws recited above or that purport to regulate hazardous or toxic substances and materials. The term “Hazardous Materials” as used herein includes petroleum (including crude oil or any fraction thereof) and any substance, material, waste, pollutant or contaminant listed or defined as hazardous or toxic under any Environmental Laws, in any case at levels or concentrations requiring monitoring, reporting, remediation or removal in accordance with Environmental Laws. The term “Mold Condition” as used herein means the presence or suspected presence of Mold or any condition that reasonably can be expected to give rise to or indicate the presence of Mold, including observed or suspected instances of water damage or intrusion, the presence of wet or damp wood, cellulose wallboard, floor coverings or other materials, inappropriate climate control, discoloration of walls, ceilings or floors, complaints of respiratory ailment or eye irritation by residents, employees or any other occupants or invitees in the Property, or any notice from a governmental agency of complaints regarding the indoor air quality at the Property. The term “Mold” as used herein means mold, mildew, fungus or other potentially dangerous organisms.

(g) Contractors and Suppliers. All contractors, subcontractors, suppliers, architects, engineers, and others who have performed services or labor for or supplied material to JTL or the Company with respect to the Property have been paid in full, and all liens arising from any such services, labor or materials (or claims with which the passage of time or notice or both could mature into liens) have been satisfied and released.

(h) Utilities and Curb Cuts. To JTL’s knowledge, all water, sewer, electric, natural gas, telephone, and storm water and drainage facilities and all other utilities required in the normal operation of the Improvements are available and are installed to the property lines of the Land, are connected to the Improvements, and are adequate to serve the Improvements for their current use. To JTL’s knowledge, the Land has direct access (either directly or through valid public or private easements) to public roads through the curb cuts now in place and neither JTL nor the Company has received any written notice concerning the widening, change of grade or limitation on the use of streets abutting the Real Property

(i) Permits and Legal Compliance. Neither JTL nor the Company has received any written notice of an intention of any governmental authority to revoke any license, permit or certificate required for the development, use, operation or occupancy of the Property. Neither JTL nor the Company has received any written notice that the Property is in violation of any zoning, building, fire, health, environmental or other law, statute, ordinance, regulation or order of any governmental or public authority applicable to the Property or any private covenants or restrictions encumbering the Property that remains uncured.

3.3 Survival of JTL’s Representations and Warranties. The representations and warranties of JTL set forth in Section 3.2 shall survive Closing for a period of one (1) year after Closing, unless notice setting forth a specific claim under any such representation or warranty shall be given to JTL within that period, in which case such representation or warranty shall survive until such claim is finally and fully resolved. The representations and warranties of JTL set forth in Section 3.1 shall survive Closing for a period of five (5) years after Closing, unless notice setting forth a specific claim under any such representation or warranty shall be given to JTL within that period, in which case such representation or warranty shall survive until such claim is finally and fully resolved.

3.4 Representations and Warranties of Paladin. Paladin hereby makes the following representations and warranties to JTL as of the Effective Date:

(a) Organization and Authority. Paladin has been duly organized and is validly existing as a limited liability company under the laws of the State of Delaware. Paladin has the full right and authority to enter into this Agreement and to consummate the transaction contemplated herein pursuant hereto and to consummate or cause to be consummated the transactions contemplated herein. The person signing this Agreement on behalf of Paladin is authorized to do so. Neither the execution and delivery of this Agreement nor any other documents executed and delivered, or to be executed and delivered, by Paladin in connection with the transactions described herein, will violate any provision of Paladin’s organizational documents or of any agreements, regulations, or laws to or by which Paladin is bound.

(b) Consents. Paladin has obtained all consents and permissions (if any) related to the transactions herein contemplated and required under Paladin’s organizational documents or any covenant, agreement, encumbrance, law or regulation by which Paladin is bound.

(c) Pending Actions. There is no action, suit, arbitration, administrative or judicial administrative proceeding, or unsatisfied order or judgment pending or, to Paladin’s knowledge, threatened against Paladin or the transaction contemplated by this Agreement, which, if adversely determined, could individually or in the aggregate have a material adverse effect on Paladin’s ability to consummate the transaction contemplated herein.

3.5 Survival of Paladin’s Representations and Warranties. The representations and warranties of Paladin set forth in Section 3.4 shall survive Closing for a period of one (1) year after Closing, unless notice setting forth a specific claim under any such representation or warranty shall be given to Paladin within that period, in which case such representation or warranty shall survive until such claim is finally and fully resolved.

3.6 Indemnification by JTL. From and after the Closing, JTL shall be liable for and shall pay, and shall indemnify, defend and hold harmless Paladin and the Company (and each of their respective members, officers and employees) (collectively, the “Paladin Indemnitees”) against, any and all claims, damages, liabilities, costs and expenses (including reasonable attorneys’ fees) (collectively, the “Damages”) sustained by a Paladin Indemnitee, in excess of insurance proceeds actually received by the Paladin Indemnitee and other amounts actually received by the Paladin Indemnitee from JTL or third parties in partial or complete settlement or satisfaction of such Damages, resulting from or in connection with any claim, action, suit, proceeding or demand by a person or entity that is not a Paladin Indemnitee (i) relating to liabilities or obligations for which the Company has any liability or obligation after the Closing Date that are not expressly contemplated by this Agreement to continue as obligations of the Company after the Closing; or (ii) arising from the operation of the business of the Company prior to the Closing Date. Notwithstanding any provision of this Article to the contrary, except to the extent expressly covered by any representation, warranty or covenant made by JTL in Sections 3.1 and 3.2, in no event shall the obligations of JTL this Section 3.6 apply to, nor shall any Paladin Indemnitee be entitled to indemnification under this Section 3.6 for, any claims, damages, liabilities, costs and expenses relating to or associated with the condition or use of the Real Property or the Tangible Personal Property, including (without limitation) the habitability, merchantability, fitness for a particular purpose, title, zoning, latent or patent physical or environmental condition, utilities, operating history or projections, valuation, or the compliance with governmental laws as the foregoing relate to the Real Property and the Tangible Personal Property. The provisions of this Section 3.6 shall survive for a period of five (5) years after Closing, unless notice setting forth a specific claim for Damages for which any Paladin Indemnitee is entitled to indemnification hereunder shall be given to JTL or JTL otherwise shall obtain actual knowledge of any such Damages within that period, in which case the provisions of this Section 3.6 shall survive as to such Damages until the same are finally and fully resolved; provided, however, that the provisions of this Section 3.6 shall survive indefinitely (subject to any applicable statute of limitations) as to any Damages for which any Paladin Indemnitee is entitled to indemnification hereunder related to Taxes.

ARTICLE 4

COMMISSIONS

4.1 Representation and Indemnity. Paladin and JTL each hereby represents and warrants to the other that it has not disclosed this Agreement or the subject matter hereof to, and has not otherwise dealt with, any real estate broker, agent or salesman so as to create any legal right or claim in any such broker, agent or salesman for a real estate commission or similar fee or compensation with respect to the negotiation and/or consummation of this Agreement or the issuance of the Membership Interest to Paladin. Paladin and JTL shall indemnify, hold harmless and defend each other from and against any and all claims and demands for a real estate brokerage commission or similar fee or compensation arising out of any claimed dealings with the indemnifying party and relating to this Agreement or the purchase and sale of the Membership Interest (including reasonable attorneys’ fees and expenses and court costs incurred in defending any such claim or in enforcing this indemnity).

4.2 Survival. This ARTICLE 4 shall survive the rescission, cancellation, termination or consummation of this Agreement.

ARTICLE 5

MISCELLANEOUS

5.1 Assignment. Neither JTL nor Paladin may assign its rights or obligations under this Agreement without first obtaining the other party’s written approval.

5.2 Notices. Any notice, request or other communication (a “notice”) required or permitted to be given hereunder shall be in writing and shall be delivered by hand or overnight courier (such as United Parcel Service or Federal Express), sent by facsimile (provided a copy of such notice is deposited with an overnight courier for next business day delivery) or mailed by United States registered or certified mail, return receipt requested, postage prepaid and addressed to each party at its address as set forth below. Any such notice shall be considered given on the date of such hand or courier delivery, confirmed facsimile transmission (provided a copy of such notice is deposited with an overnight courier for next business day delivery), deposit with such overnight courier for next business day delivery, or deposit in the United States mail, but the time period (if any is provided herein) in which to respond to such notice shall commence on the date of hand or overnight courier delivery or on the date received following deposit in the United States mail as provided above. Rejection or other refusal to accept or inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice. By giving at least five (5) days’ prior written notice thereof, any party may from time to time and at any time change its mailing address hereunder. Any notice of any party may be given by such party’s counsel.

The parties’ respective addresses for notice purposes are as follows. Telephone numbers are given for convenience of reference only. Notice by telephone shall not be effective.

If to Paladin:	PRIP 6700, LLC
c/o Paladin Realty Partners, LLC
10880 Wilshire Boulevard, Suite 1400
Los Angeles, California 90024
Attention: William K. Dunbar
Telephone: (310) 996-8754
Facsimile: (310) 996-8708

with a copy to:	King & Spalding LLP
1180 Peachtree Street, N.E.
Atlanta, Georgia 30309
Attention: Timothy N. Tucker
Telephone: (404) 572-4600
Facsimile: (404) 572-5131

If to JTL or the Company:	c/o CRES Management Co.
Two Pershing Square
2300 Main Street, Suite 910
Kansas City, Missouri 64108
Attention: James Lippert
Telephone: (816) 268-1498
Facsimile: (816) 756-1881

with a copy to:	Robert B. Thomson
4324 Belleview, Suite 201
Kansas City, Missouri 64111
Telephone: (816) 421-2835
Facsimile: (816) 531-6828

5.3 Modifications. This Agreement cannot be changed orally, and no agreement shall be effective to waive, change, modify or discharge it in whole or in part unless such agreement is in writing and is signed by the parties against whom enforcement of any waiver, change, modification or discharge is sought. In no event shall this Agreement be altered, amended or modified by electronic mail or electronic record. The parties acknowledge and agree that this Agreement shall not be executed, entered into, altered, amended or modified by electronic means. Without limiting the generality of the foregoing, the parties hereby agree that the transactions contemplated by this Agreement shall not be conducted by electronic means.

5.4 Calculation of Time Periods. Unless otherwise specified, in computing any period of time described in this Agreement, the day of the act or event after which the designated period of time begins to run is not to be included and the last day of the period so computed is to be included, unless such last day is a Saturday, Sunday or legal holiday under the laws of the State in which the Property is located, in which event the period shall run until the end of the next day which is neither a Saturday, Sunday or legal holiday. The final day of any such period shall be deemed to end at 5:00 p.m., Eastern time.

5.5 Successors and Assigns. Subject to Section 5.1 hereof, the terms and provisions of this Agreement are to apply to and bind the permitted successors and assigns of the parties hereto.

5.6 Entire Agreement. This Agreement, including the Exhibits, contains the entire agreement between the parties pertaining to the subject matter hereof and fully supersedes all prior written or oral agreements and understandings between the parties pertaining to such subject matter.

5.7 Further Assurances. Each party agrees that it will without further consideration execute and deliver such other documents and take such other action, whether prior or subsequent to Closing, as may be reasonably requested by the other party to consummate more effectively the purposes or subject matter of this Agreement. Without limiting the generality of the foregoing, Paladin shall, if requested by JTL, execute acknowledgments of receipt with respect to any materials delivered by JTL to Paladin with respect to the Property. The provisions of this Section 5.7 shall survive Closing.

5.8 Counterparts. This Agreement may be executed in counterparts, and all such executed counterparts shall constitute the same agreement. It shall be necessary to account for only one such counterpart in proving this Agreement.

5.9 Severability. If any provision of this Agreement is determined by a court of competent jurisdiction to be invalid or unenforceable, the remainder of this Agreement shall nonetheless remain in full force and effect.

5.10 Applicable Law. This Agreement is performable in the state in which the Property is located and shall in all respects be governed by, and construed in accordance with, the substantive federal laws of the United States and the laws of such state. Paladin, JTL and the Company hereby irrevocably submit to the jurisdiction of any state or federal court sitting in the state and judicial district in which the Property is located in any action or proceeding arising out of or relating to this Agreement and hereby irrevocably agree that all claims in respect of such action or proceeding shall be heard and determined in a state or federal court sitting in the state and judicial district in which the Property is located. Paladin, JTL and the Company agree that the provisions of this Section 5.10 shall survive the Closing of the transaction contemplated by this Agreement.

5.11 No Third Party Beneficiary. The provisions of this Agreement and of the documents to be executed and delivered at Closing are and will be for the benefit of Paladin, JTL and (where applicable) the Company only and are not for the benefit of any third party, and accordingly, no third party shall have the right to enforce the provisions of this Agreement or of the documents to be executed and delivered at Closing.

5.12 Exhibits and Schedules. The following schedules or exhibits attached hereto shall be deemed to be an integral part of this Agreement:

Schedule 1.2(a)	-	Legal Description of the Land
Schedule 1.2(c)	-	List of Tangible Personal Property
Schedule 1.2(d)	-	Rent Roll
Schedule 1.2(e)	-	Service Contracts
Schedule 1.4(a)	-	Permitted Title Exceptions
Schedule 1.4(b)	-	Required Endorsements
Schedule 2.2(b)	-	Restated Operating Agreement
Schedule 3.1(e)	-	Entity Documents
Schedule 3.1(f)	-	Liabilities of the Company
Schedule 3.1(j)	-	Insurance
Schedule 3.1(q)	-	Contracts and Commitments
Schedule 3.1(r)	-	Bank Accounts
Schedule 3.1(s)	-	Existing Loan Documents

Schedule 3.2(e)	-	Property Documents
Schedule 3.2(f)	-	Environmental Reports

5.13 Captions. The section headings appearing in this Agreement are for convenience of reference only and are not intended, to any extent or for any purpose, to limit or define the text of any section or any subsection hereof.

5.14 Construction. The parties acknowledge that the parties and their counsel have reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any exhibits or amendments hereto.

5.15 Survival. All provisions of this Agreement which are not fully performed as of Closing shall survive Closing subject to the terms and provisions set forth in Sections 3.3, 3.5 and 3.6, respectively.

5.16 Time of Essence. Time is of the essence with respect to this Agreement.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the Effective Date.

PALADIN:

PRIP 6700, LLC, a Delaware limited liability company

By:	Paladin Realty Income Properties, L.P., Delaware limited partnership

By:	Paladin Realty Income Properties, Inc., a Maryland corporation, its general partner

By:	/s/ WILLIAM K. DUNBAR
William K. Dunbar,
Chief Investment Officer

[SIGNATURES CONTINUED ON THE FOLLOWING PAGES]

JTL:

JTL PROPERTIES, LLC,
a Missouri limited liability company

By:	/s/ JAMES E. LIPPERT
Name:	James E. Lippert
Title:	Managing Member

THE COMPANY:

PARK HILL PARTNERS I, LLC,
a Missouri limited liability company

By:	JLT Properties, LLC, a Missouri limited liability company, its Manager

By:	/S/ JAMES E. LIPPERT
Name:	James E. Lippert
Title:	Managing Member